UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   March 15, 2011

Dresser-Rand Group Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-32586	20-1780492
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10205 Westheimer Road, Houston, Texas 112 Avenue Kleber, Paris, France	77042 75784
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 354-6100 (Houston)
     +33 156 267171 (Paris)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

Senior Secured Credit Agreement

On March 15, 2011 Dresser-Rand Group Inc. (the “Company”) entered into a senior secured credit agreement (the “New Credit Facility”) with the syndicate of lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as European administrative agent, and Bank of America, N.A., Commerzbank AG, New York and Grand Cayman Branch, DNB NOR Bank ASA, Sovereign Bank and Wells Fargo Bank, N.A., as co-syndication agents.   The New Credit Facility includes a $600 million revolving credit facility and a $400 million term loan facility of which $160 million was borrowed on the closing date to, in part, fund the accelerated stock buyback, as described below, and up to $240 million is available as a delayed draw term loan to be borrowed up to 120 days after the closing date and is intended to be used to consummate the potential acquisition of Grupo Guascor or to repurchase shares of the Company’s common stock.  The New Credit Agreement replaces the Company’s former $500 million senior secured revolving credit facility. The New Credit Facility also provides for incremental revolving or term loan facilities in an aggregate principal amount of up to $150 million.

The obligations of the Company under the New Credit Facility will be secured by liens on substantially all of its domestic assets, including certain real property and other assets, and will be guaranteed by certain of the Company’s domestic subsidiaries (the “Domestic Guarantors”). The obligations of D-R Holdings (France) S.A.S., the French subsidiary borrower under the New Credit Facility, will be guaranteed by the Company, the direct material subsidiaries of such French subsidiary borrower and the Domestic Guarantors.

Obligations under the New Credit Facility will mature on the fifth anniversary of the closing date, provided that both the term loans and the revolving credit facility will mature on May 1, 2014, if the Company’s 7 3/8% senior subordinated notes due 2014 are still outstanding at such time.

Beginning in June 2012, the term loans under the New Credit Facility will be subject to amortization in quarterly installments equal to 1.25% of the aggregate principal amount of the term loans as of the 121st day after the closing date.

Dollar-denominated revolving and term loan borrowings under the New Credit Facility will bear interest, at the Company’s election, at either (a) a rate equal to an applicable margin ranging from 2.00% to 2.75%, depending on the Company’s leverage ratio, plus a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs or (b) a rate equal to an applicable margin ranging from 1.00% to 1.75%, depending on the Company’s leverage ratio plus a base rate determined by reference to the highest of (1) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate, (2) the federal funds rate plus 1⁄2 of 1% and (3) the LIBOR rate for an interest period of one month plus 1%.

Euro-denominated revolving borrowings under the New Credit Facility will bear interest at a rate equal to the applicable margin ranging from 2.00% to 2.75%, depending on the Company’s leverage ratio, plus a EURIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowings for the interest period relevant to such borrowings adjusted for certain additional costs.

In addition to paying interest on outstanding principal under the New Credit Facility, the Company will be required to pay a commitment fee to the lenders under the New Credit Facility in respect of the unutilized commitments at a rate ranging from 0.375% to 0.50% per annum depending on the Company’s leverage ratio. The Company will also pay letter of credit fees equal to the applicable margin then in effect with respect to LIBOR loans under the New Credit Facility on the face amount of each such letter of credit, in the case of financial letters of credit, and equal to 60% of such applicable margin, in the case of performance letters of credit.

In general, the New Credit Facility will require that certain net proceeds related to asset sales, casualty settlements and condemnation awards be used to pay down the outstanding balance. The Company may voluntarily prepay outstanding loans under the New Credit Facility at any time without premium or penalty, other than customary breakage costs. The New Credit Facility contains normal and customary covenants including the provision of periodic financial information, financial tests, and certain other limitations governing, among others, such matters as the Company’s ability to incur additional debt, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make capital expenditures, engage in transactions with affiliates, make amendments to corporate documents that would be materially adverse to lenders, and pay dividends and distributions or repurchase capital stock.

The New Credit Facility includes financial covenants consisting of a maximum leverage ratio and a minimum interest coverage ratio. The New Credit Facility also provides for customary events of default.

Accelerated Stock Buyback Agreement

On March 15, 2011, the Company entered into a Master Confirmation and Supplemental Confirmation (collectively, the “ASB Agreement”) with Goldman, Sachs & Co. (“Goldman”) relating to an accelerated stock buyback (“ASB”) program. Pursuant to the terms of the ASB Agreement, the Company will repurchase $275 million of its common stock from Goldman. As previously reported, the Company’s Board of Directors authorized a new stock repurchase program that would include the repurchase of approximately five million of the Company’s common shares in connection with its potential acquisition of Grupo Guascor.  In addition, the Company previously announced its intention to repurchase approximately $130 million of its common shares to complete its existing $200 million share repurchase authorization.  Under the ASB and assuming existing market conditions continue, the Company expects to purchase at least the number of shares expected to be issued in the Grupo Guascor acquisition, assuming it closes.   However, the stock repurchase program is not conditioned upon the acquisition.  To the extent the ASB results in more than five million shares, the excess would be applied to its previously authorized share repurchase program.

In connection with the ASB the Company will pay $275 million to Goldman in exchange for one or more deliveries of shares by Goldman of the Company’s outstanding common shares. A substantial majority of the shares owed to the Company by Goldman will be delivered to the Company on March 18, 2011. The specific number of shares that ultimately will be repurchased by the Company under the ASB will be based generally on the volume-weighted average share price of the Company’s common stock during the term of the ASB Agreement, less an agreed discount. Purchases under the ASB Agreement are subject to collar provisions that will establish minimum and maximum numbers of shares required to be delivered under the ASB, based on share price thresholds representing certain agreed percentages of the volume-weighted average share price over an initial hedge period. The Company expects all ASB purchases to be completed during calendar year 2011, although the exact date of completion will depend on whether or when Goldman exercises an acceleration option that it has under the ASB Agreement. At settlement, the Company may be entitled to receive additional shares of common stock from Goldman or under certain circumstances may be required to issue additional shares or make a payment to Goldman at the Company’s option.

The ASB Agreement contains the principal terms and provisions governing the ASB, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the period during which Goldman will establish its hedge position relating to the ASB for purposes of setting the collar, the specific circumstances under which Goldman may delay any date of valuation or settlement under the ASB (such as upon the occurrence of certain market disruptions), the specific circumstances under which Goldman is permitted to make adjustments to the terms of the ASB, including removing the share delivery minimum in the collar, or to terminate the ASB (such as upon the announcement of certain fundamental transactions affecting the Company), and various acknowledgements, representations and warranties made by the Company and Goldman to one another.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On March 15, 2011, the Company issued a press release announcing its entry into the New Credit Facility and the ASB Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The copy of the press release is furnished and shall not be deemed "filed" with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated March 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER-RAND GROUP INC.

By:	/s/ Mark. E. Baldwin
Name:	Mark E. Baldwin
Title:	Executive Vice President and Chief Financial Officer

Date: March 18, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 15, 2011.